Exhibit 4.4

THIRD AMENDMENT TO RIGHTS AGREEMENT

THIS THIRD AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of November 3, 2014, by and between BIOLASE, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., as successor to U.S. Stock Transfer Corporation, a California corporation (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of December 31, 1998 (as amended as of December 19, 2008 and March 17, 2014, the “Agreement”);

WHEREAS, in connection with the proposed offering and sale of shares of Company common stock, par value $0.001 per share (“Common Stock”), in a private placement without registration under the Securities Act of 1933, as amended, the Company desires to issue and sell certain warrants to purchase shares of Common Stock (“Warrants”) that prohibit the Company from effecting the exercise of such Warrants, and prohibit the holder of such Warrants from exercising such Warrants, to the extent that after giving effect to such exercise, the holder (together with its affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 19.99% of the outstanding shares of Common Stock (the “19.99% Limitation”);

WHEREAS, under the Agreement, a Person (as defined in the Agreement) will be deemed the “Beneficial Owner” of and will be deemed to “Beneficially Own” any securities that such Person has the right to acquire (even if such right is exercisable only after the fulfillment of a condition) such that, under the Agreement, notwithstanding the 19.99% Limitation, the holder of a Warrant will be deemed the “Beneficial Owner” of and will be deemed to “Beneficially Own” all shares of Common Stock subject to the Warrant, including all shares of Common Stock that such holder could not acquire under the Warrant due to the 19.99% Limitation; and

WHEREAS, in light of the consistency of the terms of the Warrants with the overall purpose and intent of the Agreement, the Company desires to amend the Agreement to ensure that a Warrant holder will not be deemed the “Beneficial Owner” of or to “Beneficially Own” any shares of Common Stock that such holder is prohibited from acquiring by the terms of the Warrants;

NOW, THEREFORE, for good consideration, the adequacy of which is hereby acknowledged, the Company hereby agrees to amend the Agreement as follows in accordance with the approval of the Board of the Directors as required by Section 27 of the Agreement and directs the Rights Agent to execute this Amendment:

1. Section 1 is hereby amended by replacing the paragraph immediately preceding the definition of “Board of Directors” with the following:

Notwithstanding anything to the contrary in the preceding provisions of this definition of “Beneficial Owner” and “Beneficially Own,” (a) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of, or to Beneficially Own, any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition and (b) a Person shall not be deemed to be the Beneficial Owner of, or to Beneficially Own, any securities that are subject to a warrant purchased pursuant to an agreement with the Company to the extent that the terms of such warrant prohibit such Person from acquiring such securities.

2. This Amendment is effective as of the date first set forth above.

3. This Amendment may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Except as modified hereby, the Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Agreement, as modified hereby.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BIOLASE, INC.

/s/ Jeffrey M. Nugent
By:	Jeffrey M. Nugent
Its:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

/s/ Joseph Campbell
By:	Joseph Campbell
Its:	Vice President